Filed Pursuant to Rule 424(b)(2)
Registration No. 333-196220

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell these securities, and are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS SUPPLEMENT DATED MARCH 29, 2017

PROSPECTUS SUPPLEMENT

(To Prospectus Dated May 23, 2014)

$1,150,000,000

Exelon Corporation

% Junior Subordinated Notes due 2022

This prospectus supplement relates to the remarketing of $1,150,000,000 aggregate principal amount of our 2.50% junior subordinated notes due 2024 (the “Original Notes”), originally issued as components of our Equity Units issued in June 2014 (the “Equity Units”). The Equity Units were initially issued in the form of a Corporate Unit consisting of a purchase contract issued for shares of our common stock and a 1/20, or a 5%, undivided beneficial ownership interest in $1,000 principal amount of the Original Notes. This remarketing is on behalf of holders of the Corporate Units. As used herein, the term “Junior Subordinated Notes” refers to the Original Notes after the remarketing.

The Original Notes are being remarketed into $1,150,000,000 aggregate principal amount of     % Junior Subordinated Notes due 2022. The Junior Subordinated Notes will be sold with accrued interest at an annual rate of 2.50% from, and including, March 1, 2017 to, but excluding,             , 2017. From and after             , 2017, the interest rate on the Original Notes will be reset to     % per year. The interest on Junior Subordinated Notes will be payable semi-annually in arrears on June 1 and December 1 of each year, beginning on June 1, 2017. The Junior Subordinated Notes will mature on June 1, 2022.

The Junior Subordinated Notes will be subordinated to all of our existing and future “Senior Indebtedness” (as defined under “DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES—Subordination”). In addition, the Junior Subordinated Notes will be effectively subordinated to all liabilities of our subsidiaries.

At any time on or after May 1, 2022 (1 month prior to the maturity date of the Junior Subordinated Notes), the Junior Subordinated Notes may be redeemed, at our option, in whole or in part, at a redemption price equal to 100% of the principal amount of the Junior Subordinated Notes then outstanding to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date. See “DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES—Redemption.”

Investing in the Junior Subordinated Notes involves risks. For a description of these risks, see “Risk Factors” on page S-4 of this prospectus supplement, the Risk Factors section of our most recent Annual Report (as defined below) incorporated by reference herein and in our other reports we file with the Securities and Exchange Commission (the “SEC”) that are incorporated by reference herein.

	Public Offering Price(1)		Remarketing Fee(2)(3)
Per Junior Subordinated Note		%		%
Total	$		$

(1)	Plus interest accrued at an annual rate of 2.50% from, and including, March 1, 2017, to, but excluding, the date of delivery of the Junior Subordinated Notes, which must be paid by the purchasers thereof.
(2)	We will not directly receive any proceeds from this remarketing. See “USE OF PROCEEDS” on page S-6.
(3)	We will pay all fees and expenses of the remarketing agents.

This prospectus supplement does not constitute an offer to sell or the solicitation of an offer to buy the Equity Units or any other securities issued by us other than the Junior Subordinated Notes offered hereby. The information contained herein regarding the Equity Units is qualified in its entirety by reference to Exelon Corporation’s prospectus dated May 23, 2014 and the related prospectus supplement dated June 11, 2014, pursuant to which the Equity Units were issued on June 17, 2014.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Junior Subordinated Notes are expected to be delivered in book-entry form only through The Depository Trust Company (“DTC”) including Clearstream Banking, société anonyme and/or Eurostream Bank S.A./N.V., against payment in New York, New York, on or about             , 2017.

The offering of the notes by the remarketing agents is subject to receipt and acceptance and subject to the remarketing agents’ right to reject any order in whole or in part.

Joint Book-Running Remarketing Agents

BofA Merrill Lynch	Citigroup	Goldman, Sachs & Co.

Credit Agricole CIB	Credit Suisse	PNC Capital Markets LLC

Senior Co-Managing Remarketing Agent

Loop Capital Markets

The date of this prospectus supplement is             , 2017.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying base prospectus are each part of an automatic shelf registration statement on Form S-3 that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”). Under the shelf registration process, we may from time to time offer and sell to the public any or all of the securities described in the registration statement in one or more offerings. This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the Junior Subordinated Notes and certain other matters relating to us and our financial condition. The second part, which is the accompanying base prospectus, gives more general information about the securities we may offer from time to time, some of which does not apply to the Junior Subordinated Notes we are offering at this time. Generally, when we refer to the “prospectus,” we are referring to both parts of this document combined. To the extent the description of the Junior Subordinated Notes in the prospectus supplement differs from the description of the securities and Junior Subordinated Notes in the accompanying base prospectus, you should only rely on the information in the prospectus supplement.

You should rely only on the information contained in this document or to which this document refers you, or in other offering materials filed by us with the SEC. We have not authorized anyone, and we have not authorized the remarketing agents to authorize anyone, to provide you with different information. We take no responsibility for, and can provide no assurance as to the reliability of, any different or inconsistent information. This document may only be used where it is legal to sell these securities. The information which appears in this document and which is incorporated by reference in this document may only be accurate as of the date of this prospectus supplement or the date of the document in which incorporated information appears. Our business, financial condition, results of operations and prospects may have changed since the date of such information.

The accompanying prospectus includes and other documents incorporated or deemed incorporated by reference herein may include information about our subsidiaries Exelon Generation Company, LLC (“Generation”), Commonwealth Edison Company (“ComEd”), PECO Energy Company (“PECO”), Baltimore Gas and Electric Company (“BGE”), Pepco Holdings LLC (formerly Pepco Holdings, Inc.) (“PHI”), Potomac Electric Power Company (“Pepco”), Delmarva Power & Light Company (“DPL”) and Atlantic City Electric Company (“ACE”) and their securities. Exelon, Generation, ComEd, PECO, BGE, PHI, Pepco, DPL and ACE file combined reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information contained in the combined reports relating to each of Exelon, Generation, ComEd, PECO, BGE, PHI, Pepco, DPL and ACE is filed separately by such registrant on its own behalf and only the information related to Exelon is incorporated by reference in this prospectus supplement and the accompanying prospectus. Exelon does not make any representations as to information relating to any other registrant or securities issued by any other registrant and you should not rely on any information relating to any registrant other than Exelon in determining whether to invest in the Junior Subordinated Notes.

When we refer to “Exelon,” “the Company,” “we,” “us” or “our” in this prospectus supplement, we mean Exelon and, unless the context otherwise indicates, does not include any of our subsidiaries or affiliates.

i

Prospectus Supplement

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov or from our web site at www.exeloncorp.com. However, the information that appears on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are “incorporating by reference” into this prospectus certain information we file with the SEC. This means we are disclosing important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be part of this prospectus. Information that we file later with the SEC that is deemed incorporated by reference into this prospectus (but not information deemed pursuant to the SEC’s rules to be furnished to and not filed with the SEC) will automatically update and supersede information previously included.

The accompanying prospectus includes and other documents incorporated or deemed incorporated by reference herein may include information about our subsidiaries Exelon, Generation, ComEd, PECO, BGE, PHI, Pepco, DPL and ACE and their securities. Exelon, Generation, ComEd, PECO, BGE, PHI, Pepco, DPL and ACE file combined reports under the Exchange Act. Information contained in the combined reports relating to each of Exelon, Generation, ComEd, PECO, BGE, PHI, Pepco, DPL and ACE is filed separately by such registrant on its own behalf and only the information related to Exelon is incorporated by reference in this prospectus supplement and the accompanying prospectus. Exelon does not make any representations as to information relating to any other registrant or securities issued by any other registrant and you should not rely on any information relating to any registrant other than Exelon in determining whether to invest in the Junior Subordinated Notes.

We are incorporating by reference into this prospectus the documents listed below relating to Exelon and any subsequent filings Exelon makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any documents, or any portions of documents, deemed pursuant to the SEC’s rules to be furnished and not filed with the SEC) until the remarketing is consummated or terminated:

•	Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on February 13, 2017 (the “Annual Report”);

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on March 15, 2017; and

•	Current Report on Form 8-K filed with the SEC on March 10, 2017.

FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated or deemed incorporated by reference as described under the section “INCORPORATION OF CERTAIN INFORMATION BY REFERENCE” contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that are not based entirely on historical facts and are subject to risks and uncertainties. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “predicts” and “estimates” and similar expressions are intended to identify forward-looking statements but are not the only means to identify those statements. We intend for any forward-looking statements to be covered by, and we claim the protection under, the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions, expectations and assessments made by our management in light of their experience and their perception of historical results and trends, current conditions, expected future developments and other factors they believe to be appropriate that often involve judgments, estimates, assumptions and projections. Forward-looking statements reflect current views about our plans, strategies and prospects, which are based on information currently available. Although we believe that our plans, intentions and expectations as reflected in or suggested by any forward-looking statements are reasonable, we do not guarantee or give assurance that such plans, intentions or expectations will be achieved. Actual results are subject to risks and uncertainties and may differ materially from our anticipated results described or implied in our forward-looking statements, and such differences may be due to a variety of factors.

The factors that could cause actual results to differ materially from the forward-looking statements include: (a) any risk factors discussed in this prospectus; (b) those factors discussed in the following sections of Exelon’s Annual Report, which is incorporated herein by reference: (1) ITEM 1A. Risk Factors, (2) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, (3) ITEM 8. Financial Statements and Supplementary Data and (4) Note 24: Commitments and Contingencies (All Registrants) to the consolidated financial statements; and (c) other factors discussed herein and in other filings with the SEC by Exelon, which are incorporated or deemed incorporated by reference herein, as applicable. Our business could also be affected by additional factors that are presently unknown to us or that we currently believe to be immaterial to our business.

You are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date on which they are made. We do not undertake any obligation to update or revise any forward-looking statement to reflect events or circumstances after the date as of which any such forward-looking statement is made.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary contains basic information about this offering. It may not contain all the information that is important to you. The “DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES” section of this prospectus supplement and the “DESCRIPTION OF SECURITIES” section of the accompanying base prospectus contain more detailed information regarding the terms and conditions of the Junior Subordinated Notes. The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus supplement and in the accompanying base prospectus.

Exelon Corporation

Our Company

Exelon Corporation, incorporated in Pennsylvania in February 1999, is a utility services holding company engaged, through Generation, in the energy generation business and, through ComEd, PECO, BGE, PHI, Pepco, DPL and ACE, in the energy delivery business. Exelon’s principal executive offices are located at 10 South Dearborn Street, Chicago, Illinois 60603, and its telephone number is (800) 483-3220.

Generation’s integrated business consists of the generation, physical delivery and marketing of power across multiple geographical regions through its customer-facing business, Constellation Energy, which sells electricity and natural gas to both wholesale and retail customers. Generation also sells renewable energy and other energy-related products and services. Generation has six reportable segments consisting of the Mid-Atlantic, Midwest, New England, New York, ERCOT and Other Regions.

ComEd’s energy delivery business consists of the purchase and regulated retail sale of electricity and the provision of electricity transmission and distribution services to retail customers in northern Illinois, including the City of Chicago.

PHI is a utility services holding company engaged, through its reportable segments Pepco, DPL and ACE, in the energy delivery business. On March 23, 2016, Pepco Holdings, Inc., converted from a Delaware corporation to a Delaware limited liability company, Pepco Holdings LLC.

PECO’s energy delivery business consists of the purchase and regulated retail sale of electricity and the provision of electricity transmission and distribution services to retail customers in southeastern Pennsylvania, including the City of Philadelphia, as well as the purchase and regulated retail sale of natural gas and the provision of natural gas distribution services to retail customers in the Pennsylvania counties surrounding the City of Philadelphia.

BGE’s energy delivery business consists of the purchase and regulated retail sale of electricity and the provision of electricity transmission and distribution services to retail customers in central Maryland, including the City of Baltimore, as well as the purchase and regulated retail sale of natural gas and the provision of natural gas distribution services to retail customers in central Maryland, including the City of Baltimore.

Pepco’s energy delivery business consists of the purchase and regulated retail sale of electricity and the provision of electricity transmission and distribution services to retail customers in the District of Columbia and major portions of Montgomery County and Prince George’s County in Maryland.

DPL’s energy delivery business consists of the purchase and regulated retail sale of electricity and the provision of electricity transmission and distribution services to retail customers in portions of Delaware and Maryland, as well as the purchase and regulated retail sale of natural gas and the provision of natural gas distribution services to retail customers in portions of New Castle County in Delaware.

ACE’s energy delivery business consists of the purchase and regulated retail sale of electricity and the provision of electricity transmission and distribution services to retail customers in portions of southern New Jersey.

The Offering

The Junior Subordinated Notes

We are offering on behalf of holders of the Corporate Units $1,150,000,000 aggregate principal amount of the Junior Subordinated Notes. The Junior Subordinated Notes will mature on June 1, 2022.

The Junior Subordinated Notes will be sold with accrued interest at an annual rate of 2.50% from, and including, March 1, 2017 to, but excluding,             , 2017.

The Junior Subordinated Notes will be issued in the form of one or more global securities in fully registered form initially in the name of Cede & Co., as nominee of DTC, or such other name as may be requested by an authorized representative of DTC. This means that you will not receive a security for your Junior Subordinated Notes but, instead, will hold your interest through DTC’s system. The global securities will be deposited with DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor. See “BOOK-ENTRY PROCEDURES AND SETTLEMENT.”

Interest

Interest on the Junior Subordinated Notes will be payable semi-annually in arrears on June 1 and December 1 (each, an “Interest Payment Date”). The first interest payment following this remarketing will be made on June 1, 2017 and will include interest accrued (i) at an annual rate of 2.50% from, and including, March 1, 2017 to, but excluding,             , 2017 and (ii) at an annual rate of    % from, and including,             , 2017 to, but excluding, June 1, 2017. On and after             , 2017, the Junior Subordinated Notes will bear interest at    % per year.

Record Dates

So long as the Junior Subordinated Notes remain in book-entry only form, the record date for each Interest Payment Date will be the close of business on the business day before the applicable Interest Payment Date.

If the Junior Subordinated Notes are not in book-entry only form, the record date for each Interest Payment Date will be the fifteenth day of the calendar month immediately preceding the calendar month in which the applicable Interest Payment Date falls (or, if such day is not a business day, the next preceding business day).

Ranking

The Junior Subordinated Notes will be subordinated to all of our existing and future Senior Indebtedness. In addition, the Junior Subordinated Notes will be effectively subordinated to all liabilities of our subsidiaries. See “DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES—Subordination” and “DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES—Ranking.”

Redemption

At any time on or after May 1, 2022 (1 month prior to the maturity date of the Junior Subordinated Notes), the Junior Subordinated Notes may be redeemed, at our option, in whole or in part, at at a redemption price equal to 100% of the principal amount of the Junior Subordinated Notes then outstanding to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date. See “DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES—Redemption.”

No Listing of the Junior Subordinated Notes

The Junior Subordinated Notes are not listed and we do not plan to apply to list the Junior Subordinated Notes on any securities exchange or to include them in any automated quotation system.

Use of Proceeds

We are conducting the remarketing on behalf of holders of the Corporate Units and will not directly receive any proceeds therefrom. The proceeds will be used to purchase a portfolio of treasury securities maturing on or about May 31, 2017. We expect that a portion of the funds generated upon maturity of the portfolio will be used to settle with us the purchase contracts entered into as a part of the Equity Units (the Purchase Contracts) on June 1, 2017. See “USE OF PROCEEDS.”

RISK FACTORS

Your investment in the Junior Subordinated Notes involves certain risks. Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our control. We have identified a number of these factors under the section “RISK FACTORS” in our Annual Report, which is incorporated by reference in this prospectus supplement. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the discussions of risks that we have incorporated by reference before deciding whether an investment in the Junior Subordinated Notes is suitable for you. See “INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.”

Risks Relating to the Junior Subordinated Notes

There may be no public market for the Junior Subordinated Notes.

We can give no assurances concerning the liquidity of any markets that may develop for the Junior Subordinated Notes offered by this prospectus supplement, the ability of any investor to sell any of the Junior Subordinated Notes or the price at which investors would be able to sell them. If markets for the Junior Subordinated Notes do not develop, investors may be unable to resell the Junior Subordinated Notes for an extended period of time, if at all. If markets for the Junior Subordinated Notes do develop, they may not continue or may not be sufficiently liquid to allow holders to resell any of the Junior Subordinated Notes. In addition, the condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the Junior Subordinated Notes. Consequently, investors may not be able to liquidate their investment readily or at the price they desire, and lenders may not readily accept the Junior Subordinated Notes as collateral for loans.

The Indenture (as defined below) does not restrict the amount of additional debt that we may incur.

The Junior Subordinated Notes and the Indenture pursuant to which the Junior Subordinated Notes will be issued do not place any limitation on the amount of indebtedness that we or our subsidiaries may incur. As of December 31, 2016, we had approximately $34.6 billion principal amount of outstanding long-term debt, including long-term debt to financing trusts and the portion of long-term debt due within one year, on a consolidated basis. Our incurrence of additional debt may have important consequences for you as a holder of the Junior Subordinated Notes, including making it more difficult for us to satisfy our obligations with respect to the Junior Subordinated Notes, a loss in the trading value of your Junior Subordinated Notes and a risk that one or more of the credit ratings of the Junior Subordinated Notes are lowered or withdrawn.

The Junior Subordinated Notes are subordinated to our existing and future Senior Indebtedness.

The Junior Subordinated Notes are subordinated to our existing and future Senior Indebtedness (as defined under “DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES—Subordination”). The Indenture under which the Junior Subordinated Notes will be issued will not restrict us or our subsidiaries from incurring substantial additional indebtedness in the future. As of December 31, 2016, we had approximately $32.9 billion principal amount of outstanding long-term debt, including the portion of long-term debt due within one year and excluding long-term debt to financing trusts, on a consolidated basis that will be senior to the Junior Subordinated Notes.

Our debt, including the Junior Subordinated Notes, is effectively subordinated to the debt of our subsidiaries.

The Junior Subordinated Notes are obligations exclusively of Exelon and will not be guaranteed by any of our subsidiaries. Because we are a holding company with no material assets other than our ownership interests in our subsidiaries and all of our operations are conducted by our subsidiaries, our debt is effectively subordinated to all existing and future debt, trade credit and other liabilities of our subsidiaries. Our rights, and hence the rights of our creditors, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that our claims as a creditor of such subsidiary may be recognized. As of December 31, 2016, our subsidiaries had outstanding approximately $27.7 billion of long-term debt, including long-term debt to financing trusts and the portion of long-term debt due within one year. The Indenture will not restrict our or our subsidiaries’ ability to incur additional indebtedness.

USE OF PROCEEDS

The remarketing agents are remarketing $1,150,000,000 aggregate principal amount of the Original Notes on behalf of holders of the Corporate Units.

We will not directly receive any proceeds from the remarketing. The proceeds will be used to purchase a portfolio of treasury securities maturing on or about May 31, 2017. We expect that a portion of the funds generated upon maturity of the portfolio will be used to settle with us the Purchase Contracts on June 1, 2017.

We currently intend to use the proceeds from the settlement of the Purchase Contracts for general corporate purposes. To the extent we do not use such proceeds immediately, we may temporarily invest them in short-term, interest-bearing obligations.

CAPITALIZATION AND SHORT TERM-BORROWINGS

The table below shows Exelon’s consolidated capitalization and short-term borrowings as of December 31, 2016. The “As Adjusted” column reflects our capitalization after giving effect to this remarketing of the Original Notes. We will not directly receive any cash proceeds from this remarketing, and the table does not reflect the settlement of the Purchase Contracts, which is expected to take place on June 1, 2017. You should read this table along with our audited financial statements contained in our Annual Report. See “INCORPORATION OF CERTAIN INFORMATION BY REFERENCE” and “USE OF PROCEEDS.”

	December 31, 2016
(in millions)	Actual	As Adjusted(1)
Short-term borrowings	$1,267	$1,267
Long-term debt:
Long-term debt, including long-term debt to financing trusts(2)	33,496	33,496
Junior Subordinated Notes offered hereby	—	1, 150
Original Notes	1,150	—

Total long-term debt	34,646	34,646
Shareholders’ equity	25,837	25,837

Total capitalization and short-term borrowings	$61,750	$61,750

(1)	Assumes that all Original Notes will be remarketed for Junior Subordinated Notes.
(2)	Includes approximately $2,430 million of long-term debt due within one year.

RATIO OF EARNINGS TO FIXED CHARGES

The following are Exelon’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

Years Ended December 31,
2016	2015	2014	2013	2012
2.0x	3.2x	2.7x	2.6x	2.4x

The ratio of earnings to fixed charges represents, on a pre-tax basis, the number of times earnings cover fixed charges. Earnings consist of pre-tax net income from continuing operations after adjustment for income from equity investees and capitalized interest or allowance for funds used during construction, to which has been added fixed charges. Fixed charges consist of interest costs and amortization of debt discount and premium on all indebtedness and estimated interest portion of all rental expense.

DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES

In this Description of the Junior Subordinated Notes, “Exelon,” “we,” “us,” “our” and the “Company” refer only to Exelon Corporation, and not to any of its subsidiaries.

The following summary description sets forth certain terms and provisions of the Junior Subordinated Notes, and, to the extent inconsistent therewith, replaces the descriptions set forth in the accompanying base prospectus under the caption “DESCRIPTION OF SECURITIES,” to which we refer you. Because this description is a summary, it does not describe every aspect of the Junior Subordinated Notes and should be read together with the form of the Junior Subordinated Notes, the Subordinated Indenture (defined below under “—Ranking”), the First Supplemental Indenture (defined below under “—Ranking”) establishing the terms of the Original Notes, and the Second Supplemental Indenture, which will redesignate the Original Notes as the Junior Subordinated Notes. The Subordinated Indenture and the First Supplemental Indenture were included as exhibits to our Form 8-K filed with the SEC on June 23, 2014 and our Annual Report, which is incorporated by reference herein. In this summary, we refer to the Subordinated Indenture, as supplemented by the First Supplemental Indenture and the Second Supplemental Indenture, together, as the “Indenture.”

The Indenture and its associated documents contain the full legal text of the matters described in this section. The Indenture has been qualified under the Trust Indenture Act of 1939, as amended (the Trust Indenture Act), and you should refer to the Trust Indenture Act for provisions that apply to the Junior Subordinated Notes.

General

The Junior Subordinated Notes will be our unsecured and subordinated obligations and will be subordinated to all of our Senior Indebtedness (as defined under “—Subordination”). Additional information about our current outstanding indebtedness and the relative priorities of our indebtedness is described below under “—Ranking.”

The Junior Subordinated Notes will be initially represented by one or more fully registered global securities (the global securities) deposited with the Trustee (as defined below under “—Ranking”), as custodian for DTC, as depository, and registered in the name of DTC or DTC’s nominee. A beneficial interest in a global security will be shown on, and transfers or exchanges thereof will be effected only through, records maintained by DTC and its participants, as described below under “BOOK-ENTRY PROCEDURES AND SETTLEMENT.” The authorized denominations of the Junior Subordinated Notes will be $1,000 and any larger amount that is an integral multiple of $1,000. Except in certain circumstances described below, the Junior Subordinated Notes that are issued as global securities will not be exchangeable for Junior Subordinated Notes in definitive certificated form.

The Junior Subordinated Notes will be limited in aggregate principal amount to $1,150,000,000. The Junior Subordinated Notes will not be subject to a sinking fund provision or repayable at the option of the holders. Pursuant to Section 701 of the Subordinated Indenture and Sections 2.07 and 8.01 of the First Supplemental Indenture, after the Purchase Contracts’ settlement date, the Junior Subordinated Notes will be subject to satisfaction and discharge.

The entire principal amount of the Junior Subordinated Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on June 1, 2022. The Indenture will not contain any financial covenants or restrict us from paying dividends, making investments, incurring indebtedness or repurchasing our securities. Except for the covenant described below under “—Consolidation, Merger or Sale,” the Indenture will not contain provisions that afford holders of the Junior Subordinated Notes protection in the event we are involved in a highly leveraged transaction or other similar transaction that may adversely affect such holders. The Indenture will not limit our ability to issue or incur other debt or issue preferred stock.

The Junior Subordinated Notes will be sold with accrued interest at an annual rate of 2.50% from, and including, March 1, 2017 to, but excluding,             , 2017.

We will not pay any additional amounts to holders of the Junior Subordinated Notes that are not U.S. persons in respect of any tax, assessment or governmental charge.

Ranking

The Original Notes were issued by us under our Indenture (for Unsecured Subordinated Debt Securities), dated as of June 17, 2014 (the “Subordinated Indenture”), between us and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of June 17, 2014 (the “First Supplemental Indenture”). The Original Notes will be redesignated as the    % Junior Subordinated Notes due 2022. We may issue, under the Subordinated Indenture, additional debt securities that rank on parity with the Junior Subordinated Notes. See “—Subordination.”

The Junior Subordinated Notes will be unsecured and will rank junior in payment to all of our existing and future Senior Indebtedness, as described under “—Subordination.” The Junior Subordinated Notes will also be effectively subordinated to all liabilities of our subsidiaries. A significant portion of our existing indebtedness is Senior Indebtedness. See “—Subordination.”

Because we are a holding company and conduct all of our operations through our subsidiaries, our ability to meet our obligations under the Junior Subordinated Notes will be dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. Holders of the Junior Subordinated Notes will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders. As of December 31, 2016, we had approximately $32.9 billion principal amount of outstanding long-term debt, including the portion of long-term debt due within one year and excluding long-term debt to financing trusts, on a consolidated basis that will be senior to the Junior Subordinated Notes. Additionally, as of December 31, 2016, our subsidiaries had approximately $27.7 billion principal amount of outstanding long-term debt, including long-term debt to financing trusts and the portion of long-term debt due within one year. The provisions of the Indenture do not limit the amount of indebtedness or preferred stock issuable by our subsidiaries. We and our subsidiaries expect to incur additional indebtedness from time to time.

Interest

Interest on the Junior Subordinated Notes will be payable semi-annually in arrears on June 1 and December 1. The first interest payment following this remarketing will be made on June 1, 2017 and will include interest accrued (i) at an annual rate of 2.50% from, and including, March 1, 2017 to, but excluding,             , 2017 and (ii) at an annual rate of    % from, and including,             , 2017 to, but excluding, June 1, 2017. On and after             , 2017, the Junior Subordinated Notes will bear interest at    % per year. Subject to certain exceptions, the Indenture will provide for the payment of interest on an Interest Payment Date only to persons in whose names the Junior Subordinated Notes are registered at the close of business on the record date; if the Junior Subordinated Notes are held by a securities depository in book-entry form, the record date will be the close of business on the business day immediately preceding the applicable Interest Payment Date; if the Junior Subordinated Notes are not held by a securities depository in book-entry form, then the record date will be the 15th day of the calendar month immediately preceding the calendar month in which the applicable Interest Payment Date falls (or, if such day is not a business day, the business day next preceding such day). Notwithstanding the foregoing, any interest payable at maturity will be paid to the person to whom principal is payable. Interest will be calculated on the basis of a 360-day year of twelve 30-day months, and with respect to any period less than a full calendar month, on the basis of the actual number of days elapsed during the period.

If any Interest Payment Date or the maturity date is not a business day, then the applicable payment will be made on the next succeeding day that is a business day, and no interest will accrue or be paid in respect of such delay. “Business day,” for purposes of the Indenture, will mean any day that is not a Saturday or Sunday or a day on which banking institutions in The City of New York are authorized or required by law or executive order to close.

Redemption

On and after May 1, 2022 (1 month prior to the maturity date of the Junior Subordinated Notes), the Junior Subordinated Notes may be redeemed, at our option, in whole or in part, at any time or from time to time, upon not less than 15 days nor more than 60 days’ prior notice delivered to registered holders of the Junior Subordinated Notes to be redeemed, at a redemption price equal to 100% of the principal amount of the Junior Subordinated Notes then outstanding to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.

Unless we default in the payment of the redemption price, interest will cease to accrue on the Junior Subordinated Notes or portions thereof called for redemption on the applicable redemption date.

Redemption Procedures

We will deliver, or cause the Trustee to deliver notice of the redemption to the holders of record of the Junior Subordinated Notes to be redeemed at their addresses appearing in the register. Any notice delivered as provided herein will be conclusively presumed to have been duly given, whether or not the holder receives such notice.

If less than all of the Junior Subordinated Notes are to be redeemed at any time, the Trustee will select the Junior Subordinated Notes for redemption on a pro rata basis (or as nearly as practicable) if the Junior Subordinated Notes are represented by physical certificates or by lot or such other similar method in accordance with the procedures of DTC if the Junior Subordinated Notes are represented by global certificates.

Any redemption or notice of any redemption may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an equity offering, other offering, issuance of indebtedness or other transaction or event. Notice of any redemption in respect thereof may be given prior to the completion thereof and may be partial as a result of only some of the conditions being satisfied.

If such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in our discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by us in our sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by us in our sole discretion) by the redemption date, or by the redemption date so delayed.

Events of Default

The Events of Default and related provisions in the Base Indenture will apply to the Junior Subordinated Notes, including:

•	failure to pay interest, on any Junior Subordinated Note within 30 days after the same becomes due and payable (whether or not payment is prohibited by the subordination provisions of the Indenture); or

•	failure to pay the principal of or premium, if any, on any Junior Subordinated Note when it becomes due and payable (whether or not payment is prohibited by the subordination provisions of the Indenture); or

•

failure to perform, or breach of, any covenant or warranty of the Company in the Indenture (other than a covenant or warranty a default in the performance of which or breach of which is elsewhere in the applicable section of the Indenture specifically dealt with or which has expressly been included in the Indenture solely for the benefit of one or more series of securities other than the Junior Subordinated Notes) and the continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee, or to the Company and the Trustee by the holders of at least 33% in principal amount of the outstanding Junior Subordinated Notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the Indenture, unless the Trustee, or the Trustee and the holders of a principal amount of Junior Subordinated Notes not less than the principal amount of Junior Subordinated Notes the holders of which gave such notice, as the case may be, shall agree in writing to an extension of such period prior to its expiration; provided, however, that the Trustee, or the Trustee and the holders of such principal amount of Junior Subordinated Notes, as the case may be, shall be deemed to have agreed to an extension of such period if corrective action is initiated by the Company within such period and is being diligently pursued in good faith; or

•	the entry by a court having jurisdiction in the premises of (1) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (2) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition by one or more Persons other than the Company seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official for the Company or for any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order for relief or any such other decree or order shall have remained unstayed and in effect for a period of 90 consecutive days; or

•	the commencement by the Company of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by the Company to the entry of a decree or order for relief in respect of the Company in a case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company, or the filing by the Company of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by the Company to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of any substantial part of its property, or the making by the Company of an assignment for the benefit of creditors, or the admission by the Company in writing of its inability to pay its debts generally as they become due, or the authorization of such action by the Board of Directors of the Company.

In addition, an “Event of Default” with respect to the Junior Subordinated Notes will occur if we fail to pay the purchase price on the purchase contract settlement date, if required.

The holders of a majority in principal amount of outstanding Junior Subordinated Notes may waive a default or Event of Default, other than a default in the payment of principal of, or interest on, the Junior Subordinated Notes (including the redemption price or purchase price of the Junior Subordinated Notes, if applicable), or a default or Event of Default with respect to a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Note.

If any portion of the amount payable on the Junior Subordinated Notes upon acceleration is considered by a court to be unearned interest, the court could disallow recovery of such portion.

Consolidation, Merger or Sale

We will agree not to merge or consolidate with any other person or sell or convey all or substantially all of our assets to any person unless (1) either we are the continuing person, or the successor person (if other than us) is organized and existing under the laws of the United States of America or a State thereof or the District of Columbia and expressly assumes the due and punctual payment of the principal of and interest on the Junior Subordinated Notes, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by us by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such person, and (2) we or such successor person, as the case may be, will not, immediately after such merger or consolidation, or such sale or conveyance, be in default in the performance of any such covenant or condition.

In case of any such consolidation, merger or conveyance, such successor person will succeed to and be substituted for us, with the same effect as if it had been named as us in the Indenture, and in the event of such conveyance (other than by way of a lease), we will be discharged of all of our obligations and covenants under the Indenture and the Junior Subordinated Notes.

Modification of Indenture

Without Holder Consent

Without the consent of any holders of the Junior Subordinated Notes, we and the Trustee may from time to time amend and/or supplement the Indenture and the Junior Subordinated Notes for the following purposes:

•	to evidence the succession of another corporation to us, or successive successions, and the assumption by such successor corporation of our covenants, agreements and obligations pursuant to the provisions described herein under “—Consolidation, Merger or Sale”;

•	to add to our covenants such further covenants, restrictions or conditions as we and the Trustee consider to be for the protection of the holders of the Junior Subordinated Notes, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions or conditions a default or an Event of Default; provided that such supplemental indenture may provide for a particular grace period or an immediate enforcement upon such default or limit the remedies available to the Trustee upon such default;

•	to change or eliminate any provision of the Indenture; provided, however, that any such change or elimination becomes effective only when there are no Junior Subordinated Notes outstanding, or the Junior Subordinated Notes are not entitled to the benefit of such provision;

•	to cure any ambiguity or to correct or supplement any provision contained in the Indenture that may be defective or inconsistent with any other provisions contained therein, or to make such other provision in regard to matters or questions arising under the Indenture; provided that such action will not adversely affect the interest of the holders of the Junior Subordinated Notes in any material respect;

•	to mortgage or pledge to the Trustee as security for the Junior Subordinated Notes any property or assets that we may desire to mortgage or pledge as security for the Junior Subordinated Notes;

•	to qualify, or maintain the qualification of, the Indenture under the Trust Indenture Act;

•	following the Purchase Contracts’ settlement date, to supplement any of the provisions of the Junior Subordinated Notes to such extent as shall be necessary to permit or facilitate the defeasance and discharge of the Junior Subordinated Notes pursuant to the Indenture, provided that any such action will not adversely affect the interests of any holder of any Junior Subordinated Note in any material respect; and

•	to conform the terms of the Indenture and the Junior Subordinated Notes to the descriptions thereof contained in the “DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES” section in this prospectus supplement and the “DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES,” “DESCRIPTION OF THE EQUITY UNITS, DESCRIPTION OF THE PURCHASE CONTRACTS” and “CERTAIN PROVISIONS OF THE PURCHASE CONTRACT AND PLEDGE AGREEMENT” sections in the preliminary prospectus supplement for the Equity Units, dated June 10, 2014, as supplemented and/or amended by the related pricing term sheet.

With Holder Consent

Under the Indenture, supplemental indentures for the purposes of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the holders of the Junior Subordinated Notes under the Indenture may be entered into by us, when authorized by board resolution, and the Trustee, with the consent of the holders of not less than a majority in principal amount of the Junior Subordinated Notes affected. However, no such supplemental indenture shall:

•	change the maturity of the Junior Subordinated Notes, or reduce the rate or extend the time of payment of any interest thereon or on any overdue principal amount or reduce the principal amount thereof, or change the provisions pursuant to which the rate of interest on the Junior Subordinated Notes is determined if such change could reduce the rate of interest thereon, or reduce the minimum rate of interest thereon (if any), or reduce any amount payable upon any redemption thereof, or reduce the amount to be paid at maturity or make the principal thereof or any interest thereon or on any overdue principal amount payable in any coin or currency other than U.S. dollars without the consent of each holder of each Junior Subordinated Note so affected;

•	reduce the percentage of the Junior Subordinated Notes, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of all Junior Subordinated Notes then outstanding;

•	modify any of the provisions of the Indenture relating to modifications, waivers of our compliance with covenants thereunder or direction of the Trustee by holders of the Junior Subordinated Notes, except to increase the percentage of holders who must consent thereto or to provide that certain other provisions cannot be modified or waived without the consent of the holders of all Junior Subordinated Notes then outstanding; and

•	modify the provisions relating to the subordination of the Junior Subordinated Notes in a manner adverse to the holders thereof without the consent of the holder of each Junior Subordinated Note so affected.

A supplemental indenture that changes or eliminates any covenant or other provision of the Indenture expressly included solely for the benefit of holders of securities other than the Junior Subordinated Notes, or which modifies the rights of the holders of securities other than the Junior Subordinated Notes with respect to such covenant or other provision, will be deemed not to affect the rights under the Indenture of the holders of the Junior Subordinated Notes.

We may omit to comply with any covenant or condition contained in the Indenture if holders of a majority in principal amount of Junior Subordinated Notes waive such compliance.

Subordination

The Junior Subordinated Notes will be subordinate and junior in right of payment to all Senior Indebtedness as defined below.

If:

•	we make a payment or distribution of any of our assets to creditors upon our dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise;

•	a default beyond any grace period has occurred and is continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Senior Indebtedness; or

•	the maturity of any Senior Indebtedness has been accelerated because of a default on that Senior Indebtedness,

then the holders of Senior Indebtedness generally will have the right to receive payment of all amounts due on that Senior Indebtedness, or we will make provision for those payments, before the holders of any Junior Subordinated Notes have the right to receive any payments of principal or interest on their Junior Subordinated Notes.

“Senior Indebtedness” means all of our obligations, as the case may be, whether presently existing or from time to time hereafter incurred, created, assumed or existing, to pay principal, premium, interest, penalties, fees and any other payment in respect of any of the following:

•	obligations for borrowed money, including without limitation, such obligations as are evidenced by credit agreements, notes, debentures, bonds or other securities or instruments;

•	capitalized lease obligations;

•	all obligations of the types referred to in the two clauses above of others which the we have assumed, endorsed, guaranteed, contingently agreed to purchase or provide funds for the payment of, or otherwise becomes liable for, under any agreement; or

•	all renewals, extensions or refundings of obligations of the kinds described in any of the preceding categories,

unless, in the case of any particular obligation, indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such obligation, indebtedness, renewal, extension or refunding is not superior in right of payment to or is pari passu with the Junior Subordinated Notes; provided that trade accounts payable and accrued liabilities arising in the ordinary course of business shall not be deemed to be Senior Indebtedness.

Senior Indebtedness will be entitled to the benefits of the subordination provisions in the Indenture irrespective of the amendment, modification or waiver of any term of the Senior Indebtedness. We may not amend the Indenture to change the subordination provisions without the consent of each holder of Senior Indebtedness that the amendment would adversely affect.

The Junior Subordinated Notes will be unsecured and will be subordinated to all of our existing and future senior and subordinated debt, and any other debt that is expressly excluded from the definition of “Senior Indebtedness,” as described above. The Junior Subordinated Notes will be effectively subordinated to all liabilities of our subsidiaries.

Holders of the Junior Subordinated Notes should recognize that contractual provisions in the Indenture may prohibit us from making payments on the Junior Subordinated Notes. The Junior Subordinated Notes are subordinate and junior in right of payment, to the extent and in the manner stated in the Indenture, to all of our Senior Indebtedness, as defined above.

The Indenture does not restrict or limit in any way our ability to incur Senior Indebtedness. As of December 31, 2016, we had approximately $32.9 billion principal amount of outstanding long-term debt, including the portion of long-term debt due within one year and excluding long-term debt to financing trusts, on a consolidated basis that will be senior to the Junior Subordinated Notes. Additionally, as of December 31, 2016, our subsidiaries had approximately $27.7 billion principal amount of outstanding long-term debt, including long-term debt to financing trusts and the portion of long-term debt due within one year.

Title

Prior to due presentment for registration of transfer of any Junior Subordinated Note, we, the Trustee and any agent of ours or the Trustee may deem and treat the person in whose name such Junior Subordinated Note is registered as the absolute owner of such Junior Subordinated Note (whether or not payments in respect of such Junior Subordinated Note are overdue and notwithstanding any notation of ownership or other writing thereon) for the purpose of receiving payment of or an account of the principal of and interest on such Junior Subordinated Note and for all other purposes; and neither we nor the Trustee nor any agent of ours or the Trustee will be affected by any notice to the contrary.

Governing Law

The Indenture and the Junior Subordinated Notes provide that they will be governed by and for all purposes construed in accordance with the laws of the State of New York (without regard to conflicts of laws principles thereof).

The Trustee

The Trustee is The Bank of New York Mellon Trust Company, N.A. The Trustee will administer its corporate trust business at 2 North LaSalle Street, Suite 1020, Chicago, Illinois 60602. We and certain of our affiliates maintain banking relationships with The Bank of New York Mellon Trust Company, N.A. or its affiliates. The Bank of New York Mellon Trust Company, N.A. also serves as trustee under other indentures under which we and certain of our affiliates have issued securities. The Bank of New York Mellon Trust Company, N.A. and its affiliates have purchased, and are likely to purchase in the future, our securities and securities of our affiliates.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

We will issue the Junior Subordinated Notes in the form of one or more global securities in fully registered form initially in the name of Cede & Co., as nominee of DTC, or such other name as may be requested by an authorized representative of DTC. The global securities will be deposited with DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (Exchange Act). DTC holds and provides asset servicing for (over 3.5 million issues of) U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (direct participants) deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (DTCC). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (indirect participants). The rules applicable to DTC and its direct and indirect participants are on file with the SEC. More information about DTC can be found at www.dtcc.com. We do not intend this internet address to be an active link or to otherwise incorporate the content of the website into this prospectus supplement.

Clearstream advises that it is incorporated under the laws of Luxembourg as a bank. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry transfers between their accounts. Clearstream provides to its customers among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Its customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Its customers in the United States are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with the customer.

Euroclear advises that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. Euroclear Clearance establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the Initial purchasers. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Securities clearance accounts and cash accounts with the Euroclear operator are governed by the terms and conditions governing use of Euroclear and the related operating procedures of Euroclear. These terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Euroclear further advises that investors that acquire, hold and transfer interests in the Junior Subordinated Notes by book-entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.

Purchases of the Junior Subordinated Notes under the DTC system must be made by or through direct participants, which will receive a credit for the Junior Subordinated Notes in DTC’s records. The ownership interest of each actual purchaser of the Junior Subordinated Notes is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners of the Junior Subordinated Notes will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the Junior Subordinated Notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the Junior Subordinated Notes, except in the event that use of the book-entry system for the Junior Subordinated Notes is discontinued.

To facilitate subsequent transfers, all Junior Subordinated Notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Junior Subordinated Notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Junior Subordinated Notes; DTC’s records reflect only the identity of the direct participants to whose accounts such Junior Subordinated Notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions may require that certain persons take physical delivery in definitive form of securities which they own. Consequently, those persons may be prohibited from purchasing beneficial interests in the global securities from any beneficial owner or otherwise.

Redemption notices shall be sent to DTC. If less than all of the Junior Subordinated Notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

So long as DTC’s nominee is the registered owner of the global securities, such nominee for all purposes will be considered the sole owner or holder of the Junior Subordinated Notes for all purposes under the Mortgage. Except as provided below, beneficial owners will not be entitled to have any of the Junior Subordinated Notes registered in their names, will not receive or be entitled to receive physical delivery of the Junior Subordinated Notes in definitive form and will not be considered the owners or holders thereof under the Indenture.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the Junior Subordinated Notes. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the Junior Subordinated Notes are credited on the record date (identified in a listing attached to the omnibus proxy).

All payments on the global securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from trustees or issuers on payment dates in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) shall be the responsibility of the Trustee or us, disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct and indirect participants.

DTC may discontinue providing its service as securities depositary with respect to the Junior Subordinated Notes at any time by giving reasonable notice to us or the Trustee. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In the event that a successor securities depositary is not obtained under the above circumstances, or, alternatively, if an event of default with respect to the Junior Subordinated Notes has occurred and is continuing, Junior Subordinated Notes certificates in fully registered form are required to be printed and delivered to beneficial owners of the global securities representing such Junior Subordinated Notes.

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s same-day funds settlement system. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines, in European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depository to take action to effect final settlement on its behalf by delivering interests in the Junior Subordinated Notes to or receiving interests in the Junior Subordinated Notes from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of interests in the Junior Subordinated Notes received by Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions involving interests in such Junior Subordinated Notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received by Clearstream or Euroclear as a result of sales of interests in the Junior Subordinated Notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The information in this section has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Neither we, the trustee nor the remarketing agents will have any responsibility or obligation to direct participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any direct participant with respect to any ownership interest in the Junior Subordinated Notes, or payments to, or the providing of notice to direct participants or beneficial owners.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain material U.S. federal income tax considerations applicable to U.S. holders and non-U.S. holders (each as defined below) with respect to the purchase, ownership and disposition of Junior Subordinated Notes acquired in this offering, but does not purport to be a complete analysis of all the potential tax considerations. This discussion is limited to the U.S. federal income tax consequences relevant to holders who acquire Junior Subordinated Notes in the remarketing for cash at the offering price and did not hold the Original Notes, and that beneficially hold the Junior Subordinated Notes as “capital assets” within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the Code) (generally, property held for investment). This discussion does not address tax consequences relevant to subsequent purchasers of the notes. This discussion is based on current provisions of the Code, proposed, temporary and final Treasury regulations promulgated thereunder, judicial interpretations thereof and administrative rulings and published positions of the Internal Revenue Service (the IRS), each as in effect as of the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth herein. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with our statements and conclusions or that a court would not sustain any challenge by the IRS in the event of litigation.

This discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances and does not apply to holders subject to special rules under the U.S. federal income tax laws (including, for example, banks or other financial institutions, dealers in securities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, governments or government instrumentalities, entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein), subchapter S corporations, retirement plans, non-United States trusts or estates with United States beneficiaries, corporations that accumulate earnings to avoid U.S. federal income tax, individual retirement accounts or other tax-deferred accounts, real estate investment trusts, regulated investment companies and shareholders of such companies, holders liable for the alternative minimum tax, certain former citizens or former long-term residents of the United States, U.S. holders having a “functional currency” other than the U.S. dollar, holders who hold the Junior Subordinated Notes as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction, “controlled foreign corporations,” and “passive foreign investment companies”). This discussion also does not address any considerations under U.S. federal tax laws other than those pertaining to the income tax, nor does it address any considerations under any state, local or non-U.S. tax laws. Prospective investors should consult with their own tax advisors as to the particular tax consequences to them of the ownership and disposition of the Junior Subordinated Notes, including with respect to the applicability and effect of any U.S. federal, state, local or non-U.S. income or other tax laws or any tax treaty.

If an entity or arrangement treated as a partnership (or other flow-through entity) for U.S. federal income tax purposes holds Junior Subordinated Notes, the tax treatment of a person treated as a partner or other owner in such entity generally will depend on the status of the partner or other owner and the activities of the partner or other owner and the entity. Persons that for U.S. federal income tax purposes are treated as a partner or other owner in a partnership or other flow-through entity holding Junior Subordinated Notes should consult their tax advisors regarding the tax consequences to them of the ownership and disposition of Junior Subordinated Notes.

THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY, AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF THE JUNIOR SUBORDINATED NOTES. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING WITH RESPECT TO THE APPLICABILITY AND EFFECT OF ANY U.S.

FEDERAL, STATE, LOCAL OR NON-U.S. INCOME OR OTHER TAX LAWS OR ANY TAX TREATY.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of a Junior Subordinated Note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (a) if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons (for U.S. federal tax purposes) have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of a Junior Subordinated Note that is neither a U.S. holder nor a partnership (or other flow-through entity) for U.S. federal income tax purposes.

We have treated and will continue to treat, and, by purchasing the Junior Subordinated Notes, each holder agrees to treat, the Junior Subordinated Notes as indebtedness for U.S. federal income tax purposes. The remainder of this discussion assumes that the Junior Subordinated Notes will be so treated.

Alterations Occurring as a Result of the Remarketing

A modification of the terms of a debt instrument is treated for U.S. federal income tax purposes as resulting in a deemed exchange of the debt instrument if the modification is a “significant modification” within the meaning of section 1.1001-3 of the Treasury regulations promulgated under the Code. Under this regulation section, an alteration that occurs by operation of the terms of the debt instrument (including alterations resulting from the exercise of an option held by us) is not treated as a “modification,” unless (i) the alteration results in the substitution of a new obligor, the addition or deletion of a co-obligor, or a change in the recourse nature of the debt instrument, (ii) the alteration creates an instrument that is not indebtedness for U.S. federal income tax purposes or (iii) the alteration results from the exercise of an option that is not unilateral.

All the alterations in the terms of the Junior Subordinated Notes that result from the remarketing occur by operation of the original terms of the Junior Subordinated Notes. Although not free from doubt, we believe that these alterations do not constitute a “modification” for purposes of the applicable Treasury regulation. Accordingly, for U.S. federal income tax purposes, we believe that the Junior Subordinated Notes (as in existence immediately after the remarketing) will be treated as a continuation of the original Junior Subordinated Notes and the rest of this discussion so assumes.

Treatment of the Junior Subordinated Notes

Because of the manner in which the interest rate on the Original Notes is reset, we have treated the Original Notes as “contingent payment debt interests” subject to the “noncontingent bond method” for accruing original issue discount (“OID”), as set forth in the applicable Treasury Regulations. Because we believe the Junior Subordinated Notes are a continuation of the Original Notes for U.S. federal income tax purposes, we will continue to treat the Junior Subordinated Notes as subject to the applicable Treasury Regulations governing contingent payment debt instruments, and the rest of this discussion assumes such treatment is respected. Accordingly, all payments on the Junior Subordinated Notes, including stated interest, will be taken into account under the contingent payment debt regulations and actual cash payments of interest on the Junior Subordinated

Notes will not be reported separately as taxable income. As discussed more fully below, the effect of the contingent payment debt regulations will be to require a holder, regardless of such holder’s usual method of tax accounting, to use the accrual method with respect to the interest income on the Junior Subordinated Notes.

The precise method for accruing interest income for contingent payment bond instruments after all future contingent payments are fixed (as in the case of the Junior Subordinated Notes) is uncertain in many respects. The discussion below describes the method we will use for calculating interest income on the Junior Subordinated Notes. However, it is possible methods other than that described below are reasonable, such as accruing interest income at the Junior Subordinated Notes’ stated rate, in lieu of accruing income at the comparable yield and making the adjustments described below. No assurances can be given that the IRS will agree with our methodology for accruing interest, or that a court would not sustain any challenge by the IRS in the event of litigation. U.S. holders should consult their tax advisors regarding the proper method for accruing interest income.

U.S. Holders

Accrual of Interest

Under the contingent payment debt regulations, each year a U.S. holder will be required to include in income OID, as adjusted in the manner described below, regardless of such U.S. holder’s usual method of tax accounting. This amount may differ from the interest payments actually received by a U.S. holder.

Pursuant to the contingent payment debt regulations, we are required to provide the comparable yield for the Junior Subordinated Notes and, solely for tax purposes, are also required to provide a projected payment schedule, both as originally projected under the Original Notes (which are described below) and, as adjusted with respect to the Junior Subordinated Notes based on the fixed payments for the Junior Subordinated Notes. Although the matter is not free from doubt, we will treat the comparable yield of the Junior Subordinated Notes as equal to the comparable yield of the Original Notes. We determined, as of the issue date of the Original Notes, that the comparable yield for the Original Notes was 4.875%.

The projected payment schedule per 1/20 undivided beneficial ownership interest in an Original Note was $0.26 on September 1, 2014, $0.31 for each subsequent quarter ending on or prior to June 1, 2017, $1.54 for each subsequent semester ending after June 1, 2017 and $51.54 at maturity (which includes the stated principal amount of the Original Notes as well as the final projected interest payment). The Junior Subordinated Notes will have a revised projected payment schedule corresponding to the stated interest and principal amounts due thereon. A U.S. holder must make adjustments reflecting the difference between the payments that are fixed under the Junior Subordinated Notes, if any, and the payments that were projected under the projected payment schedule for the Original Notes. The timing and amount of such positive or negative adjustments is not clear. We intend to make such adjustments on the date each payment is required to be made under the Junior Subordinated Notes. The amount of interest income includable on a Junior Subordinated Note for each accrual period is determined by multiplying the comparable yield of the Junior Subordinated Note, adjusted for the length of the accrual period, by the Junior Subordinated Note’s adjusted issue price at the beginning of the accrual period, determined in accordance with the rules set forth in the contingent payment debt regulations, and increased (or decreased) by the amount of any positive (or negative) adjustments described above. The amount of interest income so determined is then allocated on a ratable basis to each day in the accrual period that a U.S. holder held the Junior Subordinated Notes.

We have determined that the adjusted issue price of each Junior Subordinated Note on March 1, 2017, which is the beginning of the accrual period that includes the date the Junior Subordinated Notes were sold, is equal to $53.41. The adjusted issue price of each Junior Subordinated Note at the beginning of each subsequent accrual period will be equal to such amount, increased by the interest previously accrued on the Junior Subordinated Notes at the comparable yield, decreased by the projected amount of any payments previously scheduled to be made on the Junior Subordinated Notes through such date, and increased (or decreased) by the amount of any positive (or negative) adjustments described above.

A U.S. holder is generally bound by the comparable yield and projected payment schedules for applicable ownership interests in Junior Subordinated Note provided by us unless either is unreasonable. If a U.S. holder decides to use its own comparable yield and projected payment schedules, the U.S. holder must explicitly disclose this fact and the reason for using different comparable yield and projected payment schedules. In general, this disclosure must be made on a statement attached to the U.S. holder’s timely filed U.S. federal income tax return for the taxable year that includes the date of the U.S. holder’s acquisition of the Junior Subordinated Notes.

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of a U.S. holder’s interest accruals and adjustments thereof in respect of the Junior Subordinated Notes and do not constitute a representation regarding the actual amount of any payment on a Junior Subordinated Note.

The adjusted issue price of the Junior Subordinated Notes, on the date such Junior Subordinated Notes are sold, will exceed the offering price of the Junior Subordinated Notes. U.S. holders that have purchased the Junior Subordinated Notes at the offering price will still be required to accrue interest on the Junior Subordinated Notes in accordance with the comparable yield, as adjusted in the manner described above. In addition, a U.S. holder will be required to accrue further interest income reflecting positive adjustments resulting from the difference between the adjusted issue price and such U.S. holder’s tax basis in the Junior Subordinated Notes. Such difference should generally be allocated under a reasonable method to daily portions of interest or projected payments over the remaining term of the Junior Subordinated Notes. The amount so allocated to a daily portion of interest should be taken into account by a U.S. holder as an increase in such interest on the date the daily portion accrues.

Certain U.S. holders will receive IRS Forms 1099-OID, which report interest accruals on their Junior Subordinated Notes. Those forms will not, however, reflect the effect of any positive or negative adjustments resulting from such U.S. holders’ purchase of the Junior Subordinated Notes in the remarketing at a price that differs from its adjusted issue price on the date of purchase. U.S. holders are urged to consult their tax advisors as to whether, and how, such adjustments should be made to the amounts reported on any IRS Form 1099-OID.

Sale, Exchange or Other Taxable Disposition of the Junior Subordinated Notes

Upon the sale, exchange, or other taxable disposition of a Junior Subordinated Note, a U.S. holder will generally recognize gain or loss equal to the difference between such U.S. holder’s amount realized on the taxable disposition (not including any amount attributable to accrued but unpaid interest) and such U.S. holder’s adjusted tax basis in the Junior Subordinated Note (described below). Gain recognized on the sale, exchange or other taxable disposition of a Junior Subordinated Note occurring after March 1, 2017 will generally be ordinary interest income to the extent there are positive adjustments required in respect of differences between the Original Notes’ projected payment schedule and payments fixed under the Junior Subordinated Notes, and such positive adjustments have not yet been accrued and included in income by the U.S. holder. Any gain in excess of such amount or any loss recognized on a sale, exchange or other taxable disposition of a Junior Subordinated Note generally will be treated as capital gain or loss. In the case of a U.S. holder that is not a corporation, capital gains derived in respect of capital assets held for more than one year are subject to tax at preferential rates. The deductibility of capital losses is subject to certain limitations.

A U.S. holder’s adjusted tax basis in a Junior Subordinated Note is generally its purchase price, increased by the amount accrued at the comparable yield, decreased by the amount of projected payments, increased by any positive adjustments described above and decreased by any negative adjustments described above.

Medicare Tax

Certain U.S. holders that are individuals, estates or trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of their interest income and net gains from the disposition of the Junior Subordinated Notes, if their adjusted gross income exceeds certain thresholds. Each U.S. holder that is an individual, estate or trust is urged to consult its tax advisors regarding the applicability of this Medicare tax to its income and gains in respect of its investment in the Junior Subordinated Notes.

Information Reporting and Backup Withholding

Information reporting requirements generally apply in connection with payments of principal, premium, and interest on the Junior Subordinated Notes to, and proceeds from a sale, exchange or other taxable disposition of Junior Subordinated Notes by, non-corporate U.S. holders. A U.S. holder will be subject to backup withholding tax (currently at a 28% rate) on such payments and proceeds if the U.S. Holder fails to provide its correct taxpayer identification number to the paying agent in the manner required under U.S. federal income tax law, fails to comply with applicable backup withholding tax rules or does not otherwise establish an exemption from backup withholding. Any amounts withheld under the backup withholding rules will generally entitle that U.S. holder to a credit against that U.S. holder’s U.S. federal income tax liability and may entitle that U.S. holder to a refund, provided that the required information is timely and properly furnished to the IRS. Certain penalties may be imposed by the IRS on a recipient of payments that is required to supply information but that does not do so in the proper manner.

U.S. holders should consult their tax advisors regarding the application of backup withholding in their particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

Additional Disclosure Requirements

If a U.S. holder sells, exchanges, or otherwise has a taxable disposition of the Junior Subordinated Notes and such sale, exchange, or other taxable disposition is at a loss that meets certain thresholds, the U.S. holder (and/or the shareholder of the U.S. holder if the U.S. holder is an S corporation for U.S. federal income tax purposes) may be required to file a disclosure statement with the IRS. U.S. holders and their shareholders should consult their own tax advisors with respect to any disclosure requirements that may apply to them in their own particular circumstances.

Non–U.S. Holders

Interest

Subject to the discussion below in this section of the information reporting and backup withholding rules as applied to non-U.S. holders and below under “Foreign Account Tax Compliance Act,” no withholding of U.S. federal income tax will apply to interest paid on a Junior Subordinated Note (including any interest income realized upon the sale, exchange or other disposition to the extent of positive adjustments required in respect of differences between the Original Notes’ projected payment schedule and payments fixed under the Junior Subordinated Notes that have not yet been accrued and included in income) to a non-U.S. holder under the “portfolio interest exemption,” provided that:

•	the interest is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. (or, if required under an applicable U.S. income tax treaty, is not attributable to a U.S. permanent establishment or fixed base maintained by such Non-U.S. Holder);

•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code and Treasury regulations thereunder;

•	the non-U.S. holder is not a bank acquiring the Junior Subordinated Notes as an extension of credit entered into in the ordinary course of its trade or business and is not a controlled foreign corporation that is related directly or constructively to us through stock ownership; and

•	the non-U.S. holder provides to the withholding agent, in accordance with specified procedures, a statement to the effect that that such non-U.S. holder is not a U.S. person (generally by providing a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or other applicable and/or successor forms) or a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the Junior Subordinated Notes on behalf of such non-U.S. holder properly provides a copy of such certification.

If a non-U.S. holder cannot satisfy the requirements of the portfolio interest exemption described above, interest paid on the Junior Subordinated Notes (including payments in respect of OID on the Junior Subordinated Notes) made to a non-U.S. holder generally will be subject to a 30% U.S. federal withholding tax, unless that non-U.S. holder provides the withholding agent with a properly executed statement (i) claiming an exemption from or reduction of withholding under an applicable U.S. income tax treaty or (ii) stating that the interest is not subject to withholding tax because it is effectively connected with that non-U.S. holder’s conduct of a trade or business in the U.S.

If a non-U.S. holder is engaged in a trade or business in the U.S. (or, if an applicable U.S. income tax treaty applies and if the non-U.S. holder maintains a permanent establishment or fixed base within the U.S.) and the interest is effectively connected with the conduct of that trade or business (or, if an applicable U.S. income tax treaty applies, attributable to that permanent establishment or fixed base), that non-U.S. holder will be subject to U.S. federal income tax on the interest on a net income basis in the same manner as if that non-U.S. holder were a U.S. holder (unless an applicable U.S. income tax treaty provides otherwise). In addition, if such non-U.S. holder is a foreign corporation, it may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable U.S. income tax treaty.

Sale, Exchange or Other Taxable Disposition of the Junior Subordinated Notes

Subject to the discussion below in this section of the information reporting and backup withholding rules as applied to non-U.S. holders and below under “Foreign Account Tax Compliance Act,” any gain (excluding any portion treated as interest income) realized on the sale, exchange, or other taxable disposition of a Junior Subordinated Note generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. (or, if an applicable U.S. income tax treaty applies, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder within the U.S.); or

•	the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person. A non-U.S. holder that is a corporation also may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable U.S. income tax treaty) of its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.

Gain described in the second bullet point above generally will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable U.S. income tax treaty), but may be offset by U.S.-source capital losses, if any, of the non-U.S. holder.

Information Reporting and Backup Withholding

The amount of interest paid on the Junior Subordinated Notes to non-U.S. holders generally must be reported annually to the IRS. These reporting requirements apply regardless of whether withholding was reduced or eliminated by any applicable U.S. income tax treaty or provision of the Code. Copies of the information returns reflecting income in respect of the Junior Subordinated Notes may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable U.S. income tax treaty or information sharing agreement.

A Non-U.S. Holder will generally not be subject to additional information reporting or to backup withholding with respect to payments on the Junior Subordinated Notes or to information reporting or backup withholding with respect to proceeds from the sale, exchange, or other taxable disposition of Junior Subordinated Notes to or through a U.S. office of any broker, as long as the non-U.S. holder:

•	has furnished to the payor or broker a valid IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or other applicable and/or successor forms, certifying, under penalties of perjury, the non-U.S. holder’s status as a non-U.S. person;

•	has furnished to the payor or broker other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with applicable Treasury regulations; or

•	otherwise establishes an exemption.

The payment of the proceeds from a sale, exchange, or other taxable disposition of Junior Subordinated Notes to or through a foreign office of a broker will generally not be subject to information reporting or backup withholding. However, a sale, exchange, or other taxable disposition of Junior Subordinated Notes will be subject to information reporting, but not backup withholding, if it is to or through a foreign office of a U.S. broker or a non-U.S. broker with certain enumerated connections with the U.S. unless the documentation requirements described above are met or the non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against such non-U.S. holder’s U.S. federal income tax liability, if any, or will otherwise be refundable, provided that the requisite procedures are followed and the proper information is filed with the IRS on a timely basis. Non-U.S. holders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such exemption, if applicable.

Foreign Account Tax Compliance Act

Under Sections 1471 through 1474 of the Code and the Treasury regulations promulgated thereunder (collectively, FATCA), U.S. federal withholding tax at a rate of 30% generally applies to payments of interest on, and beginning after December 31, 2018, to gross proceeds from the sale, exchange, or other taxable disposition of, debt instruments and other “obligations” paid to certain non-U.S. entities (including, in some circumstances, where such an entity is acting as an intermediary) that fail to comply with certain certification and information reporting requirements. Notwithstanding the foregoing, FATCA withholding generally will not apply to any obligation (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that is outstanding on July 1, 2014 (and is not “significantly modified” after June 30, 2014).

As discussed above under “Alterations Occurring as a Result of the Remarketing,” all the alterations in the terms of the Junior Subordinated Notes that result from the remarketing occur by operation of the original terms of the Junior Subordinated Notes. Thus, we believe that all the alterations in the terms of the Junior Subordinated Notes that result from the remarketing do not constitute a “significant modification” for purposes of the applicable Treasury regulation and, therefore, we believe that the remarketing should not prevent the Junior Subordinated Notes (as in existence immediately after the remarketing) from being considered outstanding on

July 1, 2014 for purposes of FATCA. Holders of Junior Subordinated Notes should consult their tax advisors regarding the potential application of FATCA to their investment in the Junior Subordinated Notes.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders should consult their tax advisors regarding the tax consequences to them of the purchase, ownership and disposition of Junior Subordinated Notes, including the tax consequences under state, local, foreign and other tax laws.

REMARKETING

Under the terms and subject to the conditions contained in the remarketing agreement, as supplemented by the joinder thereto, among us and Citigroup Global Markets Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Agricole Securities (USA) Inc., Credit Suisse Securities (USA) LLC, PNC Capital Markets LLC and Loop Capital Markets LLC, as remarketing agents, and The Bank of New York Mellon Trust Company, N.A., solely in its capacity as purchase contract agent and as attorney-in-fact of the holders of purchase contracts, the remarketing agents have agreed to use their commercially reasonable efforts to remarket the Original Notes at a public offering price that will result in proceeds sufficient to purchase the treasury portfolio at the treasury portfolio purchase price, as required by the terms of the Corporate Units.

The remarketing agents have no obligation to purchase any of the Junior Subordinated Notes. The remarketing agreement provides that the remarketing is subject to customary conditions precedent, including the delivery of legal opinions.

In the event of a successful remarketing, we will pay the remarketing agents a remarketing fee equal to    % of the principal amount of the Junior Subordinated Notes. We will also pay all expenses of the remarketing agents. We estimate that our total expenses for this offering, excluding remarketing fees, will be $        .

Indemnification

We have agreed to indemnify each of the remarketing agents and their controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Listing

We do not intend to apply for listing of the Junior Subordinated Notes on a national securities exchange or for quotation on any automated quotation system, but have been advised by the remarketing agents that they intend to make a market in the Junior Subordinated Notes. The remarketing agents are not obligated, however, to do so and may discontinue their market making at any time without notice. No assurance can be given as to the development, maintenance or liquidity of the trading market for the Junior Subordinated Notes.

Stabilization

In order to facilitate the offering of the Junior Subordinated Notes, the remarketing agents may engage in transactions that stabilize, maintain or otherwise affect the price of the Junior Subordinated Notes. Specifically, the remarketing agents may overallot in connection with the remarketing, creating a short position in the Junior Subordinated Notes for the remarketing agents. In addition, to cover overallotments or to stabilize the price of the Junior Subordinated Notes, the remarketing agents may bid for, and purchase, the Junior Subordinated Notes in the open market. Finally, the remarketing agents may reclaim selling concessions allowed to a dealer for distributing the Junior Subordinated Notes in the remarketing, if they repurchase previously distributed Junior Subordinated Notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price for the Junior Subordinated Notes above independent market levels. The remarketing agents are not required to engage in these activities and may end any of these activities at any time.

Other Relationships

The remarketing agents and their affiliates are full service financial institutions engaged in various activities. From time to time, in the ordinary course of business, certain of the remarketing agents and their respective affiliates have engaged and may in the future engage, in sales and trading, commercial banking, investment banking advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services and/or other transactions of a financial nature with us and our affiliates. Consequently, they have received, and in the future may continue to receive, customary fees and commissions for these services.

In addition, in the ordinary course of their business activities, certain of the remarketing agents and their affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates.

The remarketing agents and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Canada

Notice to Canadian Residents

This prospectus supplement and accompanying prospectus constitute an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the Junior Subordinated Notes. No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this prospectus supplement and accompanying prospectus or on the merits of the Junior Subordinated Notes and any representation to the contrary is an offence.

Canadian investors are advised that this prospectus supplement and accompanying prospectus has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this prospectus supplement and accompanying prospectus is exempt from the requirement to provide investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships as would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Resale Restrictions

The offer and sale of the Junior Subordinated Notes in Canada is being made on a private placement basis only and is exempt from the requirement to prepare and file a prospectus under applicable Canadian securities laws. Any resale of Junior Subordinated Notes acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the Junior Subordinated Notes outside of Canada.

Representations of Purchasers

Each Canadian investor who purchases Junior Subordinated Notes will be deemed to have represented to the issuer and to each dealer from whom a purchase confirmation is received, as applicable, that the investor (i) is purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions (“NI 45-106”) or, in

Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Taxation and Eligibility for Investment

Any discussion of taxation and related matters contained in this prospectus supplement and accompanying prospectus does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the Junior Subordinated Notes and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the Junior Subordinated Notes or with respect to the eligibility of the Junior Subordinated Notes for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission

Securities legislation in certain of the Canadian jurisdictions provides certain purchasers of securities pursuant to an offering memorandum, including where the distribution involves an “eligible foreign security” as such term is defined in Ontario Securities Commission Rule 45-501 Ontario Prospectus and Registration Exemptions and in Multilateral Instrument 45-107 Listing Representation and Statutory Rights of Action Disclosure Exemptions, as applicable, with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the offering memorandum, or other offering document that constitutes an offering memorandum, and any amendment thereto, contains a “misrepresentation” as defined under applicable Canadian securities laws. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed under, and are subject to limitations and defenses under, applicable Canadian securities legislation. In addition, these remedies are in addition to and without derogation from any other right or remedy available at law to the investor.

Language of Documents

Upon receipt of this prospectus supplement and accompanying prospectus, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each remarketing agent has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of Junior Subordinated Notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the issuer for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Junior Subordinated Notes shall require the issuer or any remarketing agent to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any Junior Subordinated Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Junior Subordinated Notes to be offered so as to enable an investor to decide to purchase or subscribe the Junior Subordinated Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each remarketing agent has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Junior Subordinated Notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Junior Subordinated Notes in, from or otherwise involving the United Kingdom.

Hong Kong

The Junior Subordinated Notes may not be offered or sold by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (3) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Junior Subordinated Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Junior Subordinated Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The Junior Subordinated Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each remarketing agent has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Junior Subordinated Notes may not be circulated or distributed, nor may the Junior Subordinated Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (2) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Junior Subordinated Notes are subscribed or purchased under Section 275 by a relevant person which is: (1) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (2) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Junior Subordinated Notes under Section 275 except: (a) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (b) where no consideration is given for the transfer; or (c) by operation of law.

LEGAL MATTERS

Certain legal matters in connection with the remarketing will be passed upon for us by Kirkland & Ellis LLP, New York, New York and by Ballard Spahr LLP, Philadelphia, Pennsylvania and for the remarketing agents by Winston & Strawn LLP, Chicago, Illinois and by Latham & Watkins LLP, New York, New York. Winston & Strawn LLP and Latham & Watkins LLP provide legal services to Exelon and its subsidiaries from time to time.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the Consolidated Edison Solutions, Inc. business Generation acquired during 2016) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

EXELON CORPORATION

Senior Debt Securities

Subordinated Debt Securities

Common Stock

Stock Purchase Contracts

Stock Purchase Units

Preferred Stock

Depositary Shares

EXELON GENERATION COMPANY, LLC

Senior Debt Securities

Preferred Securities

COMMONWEALTH EDISON COMPANY

First Mortgage Bonds

Notes

PECO ENERGY COMPANY

First and Refunding Mortgage Bonds

Preferred Stock

BALTIMORE GAS AND ELECTRIC COMPANY

Unsecured Debt Securities

Senior Secured Bonds

Preferred Stock

Exelon Corporation (Exelon) may use this prospectus to offer and sell from time to time:

•	senior debt securities;

•	subordinated debt securities;

•	common stock;

•	stock purchase contracts;

•	stock purchase units;

•	preferred stock in one or more series;

•	depositary shares.

Exelon Generation Company, LLC (Generation) may use this prospectus to offer and sell from time to time:

•	senior debt securities; and

•	preferred limited liability company interests in one or more series.

Commonwealth Edison Company (ComEd) may use this prospectus to offer and sell from time to time:

•	first mortgage bonds; and

•	unsecured notes.

PECO Energy Company (PECO) may use this prospectus to offer and sell from time to time:

•	first and refunding mortgage bonds; and

•	preferred stock in one or more series

Baltimore Gas and Electric Company (BGE) may use this prospectus to offer and sell from time to time:

•	unsecured debt securities;

•	senior secured bonds; and

•	preferred stock in one or more series.

Exelon, Generation, ComEd, PECO and BGE sometimes refer to the securities listed above as the “Securities.”

Exelon, Generation, ComEd, PECO and BGE will provide the specific terms of the Securities in supplements to this prospectus prepared in connection with each offering. Please read this prospectus and the applicable prospectus supplement carefully before you invest. This prospectus may not be used to consummate sales of the offered Securities unless accompanied by a prospectus supplement.

Exelon’s common shares are listed on the New York Stock Exchange, under the symbol “EXC.”

Please see “Risk Factors” beginning on page 2 for a discussion of factors you should consider in connection with a purchase of the Securities offered in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 23, 2014.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Exelon, Generation, ComEd, PECO and BGE have each filed with the Securities and Exchange Commission (SEC) using a “shelf” registration process. Under this shelf registration process, each of us may, from time to time, sell our Securities described in this prospectus in one or more offerings. Each time Exelon, Generation, ComEd, PECO or BGE (each, a registrant) sells Securities, the registrant will provide a prospectus supplement that will contain a description of the Securities the registrant will offer and specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

Information contained herein relating to each registrant is filed separately by such registrant on its own behalf. No registrant makes any representation as to information relating to any other registrant or Securities issued by any other registrant.

As used in this prospectus, the terms “we,” “our” and “us” generally refer to:

•	Exelon with respect to Securities issued by Exelon.

•	Generation with respect to Securities issued by Generation.

•	ComEd with respect to Securities issued by ComEd.

•	PECO with respect to Securities issued by PECO.

•	BGE with respect to Securities issued by BGE.

None of the registrants will guarantee or provide other credit or funding support for the Securities to be offered by another registrant pursuant to this prospectus.

We are not offering the Securities in any state where the offer is not permitted.

For more detailed information about the Securities, you should read the exhibits to the registration statement. Those exhibits have either been filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

You should rely only on information contained in this prospectus and which is incorporated by reference or the documents to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus and related prospectus supplement may be used only where it is legal to sell these securities. The information in this prospectus and any prospectus supplement may only be accurate on the date of this document. The business of the registrant, financial condition, results of operations and prospects may have changed since that date.

Please see “Risk Factors” beginning on page 2 for a discussion of factors you should consider in connection with a purchase of the Securities offered in this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated or deemed incorporated by reference as described under the heading “Where You Can Find More Information” contain forward-looking statements that are not based entirely on historical facts and are subject to risks and uncertainties. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “predicts” and “estimates” and similar expressions are intended to identify forward-looking statements but are not the only means to identify those statements. These forward-looking statements are based on assumptions, expectations and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties.

This presentation contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements made by the registrants include those factors discussed herein, as well as the items discussed in (1) each registrant’s 2013 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 22; and (2) other factors discussed herein and in other filings with the SEC by Exelon, Generation, ComEd, PECO and BGE, as applicable.

You are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date on the front of this prospectus or, as the case may be, as of the date on which we make any subsequent forward-looking statement that is deemed incorporated by reference. We do not undertake any obligation to update or revise any forward-looking statement to reflect events or circumstances after the date as of which any such forward-looking statement is made.

RISK FACTORS

Investing in the Securities involves various risks. You are urged to read and consider the risk factors described in the combined Annual Reports on Form 10-K of Exelon, Generation, ComEd, PECO, and BGE, as applicable, for the year ended December 31, 2013, filed with the SEC on February 13, 2014. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The prospectus supplement applicable to each type or series of Securities offered by one of the registrants will contain a discussion of additional risks applicable to an investment in such registrant and the particular type of Securities the registrant is offering under that prospectus supplement.

EXELON CORPORATION

Exelon, incorporated in Pennsylvania in February 1999, is a utility services holding company engaged, through Generation, in the energy generation business, and through ComEd, PECO and BGE, in the energy delivery businesses. Exelon’s principal executive offices are located at 10 South Dearborn Street, Chicago, Illinois 60603, and its telephone number is 312-394-7398.

EXELON GENERATION COMPANY, LLC

Generation’s integrated business consists of its owned and contracted electric generating facilities and investments in generation ventures that are marketed through its leading customer-facing activities. These customer-facing activities include, wholesale energy marketing operations and its competitive retail customer supply of electric and natural gas products and services, including renewable energy products, risk management services and natural gas exploration and production activities. Generation has six reportable segments consisting of the Mid-Atlantic, Midwest, New England, New York, ERCOT and Other Regions.

Generation was formed in 2000 as a Pennsylvania limited liability company. Generation began operations as a result of a corporate restructuring, effective January 1, 2001, in which Exelon separated its generation and other competitive businesses from its regulated energy delivery businesses at ComEd and PECO. Generation’s principal executive offices are located at 300 Exelon Way, Kennett Square, Pennsylvania 19348, and its telephone number is 610-765-5959.

COMMONWEALTH EDISON COMPANY

ComEd’s energy delivery business consists of the purchase and regulated retail sale of electricity and the provision of transmission and distribution services to retail customers in northern Illinois, including the City of Chicago.

ComEd was organized in the State of Illinois in 1913 as a result of the merger of Cosmopolitan Electric Company into the original corporation named Commonwealth Edison Company, which was incorporated in 1907. ComEd’s principal executive offices are located at 440 South LaSalle Street, Chicago, Illinois 60605, and its telephone number is 312-394-4321.

PECO ENERGY COMPANY

PECO’s energy delivery business consists of the purchase and regulated retail sale of electricity and the provision of transmission and distribution services to retail customers in southeastern Pennsylvania, including the City of Philadelphia, as well as the purchase and regulated retail sale of natural gas and the provision of natural gas distribution services to retail customers in the Pennsylvania counties surrounding the City of Philadelphia.

PECO was incorporated in Pennsylvania in 1929. PECO’s principal executive offices are located at 2301  Market Street, Philadelphia, Pennsylvania 19103, and its telephone number is 215-841-4000.

BALTIMORE GAS AND ELECTRIC COMPANY

BGE’s energy delivery business consists of the purchase and regulated retail sale of electricity and the provision of transmission and distribution services to retail customers in central Maryland, including the City of Baltimore, as well as the purchase and regulated retail sale of natural gas and the provision of gas distribution services to retail customers in central Maryland, including the City of Baltimore.

BGE was incorporated in Maryland in 1906. BGE’s principal executive offices are located at 110 West Fayette Street, Baltimore, Maryland 21201, and its telephone number is 410-234-5000.

USE OF PROCEEDS

Except as otherwise indicated in the applicable prospectus supplement, each registrant expects to use the net proceeds from the sale of the Securities for general corporate purposes, including to discharge or refund (by redemption, by purchase on the open market, by purchase in private transactions, by tender offer or otherwise) outstanding long-term debt. Each registrant will describe in the applicable prospectus supplement any specific allocation of the proceeds to a particular purpose that the registrant has made at the date of that prospectus supplement. Please refer to our annual and quarterly reports incorporated by reference into this prospectus and any prospectus supplement for information concerning each registrant’s outstanding long-term debt. See “Where You Can Find More Information.”

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED

FIXED CHARGES AND PREFERENCE SECURITY DIVIDENDS

Exelon

The following are Exelon’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,					Three Months Ended
	2009	2010	2011	2012	2013	March 31, 2014
Ratio of earnings to fixed charges	5.4	4.9	4.9	2.3	2.6	1.1

The following are Exelon’s consolidated ratios of earnings to combined fixed charges and preference stock dividends for each of the periods indicated:

	Years Ended December 31,					Three Months Ended
	2009	2010	2011	2012	2013	March 31, 2014
Ratio of earnings to combined fixed charges and preference stock dividends	5.4	4.8	4.9	2.3	2.5	1.1

Generation

The following are Generation’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,					Three Months Ended
	2009	2010	2011	2012	2013	March 31, 2014
Ratio of earnings to fixed charges	10.4	8.5	7.3	2.6	3.3	(a	)

(a)	The ratio coverage was less than 1:1. Generation required additional earnings of $380 million in order to achieve a coverage ratio of 1:1.

Generation had no preference securities outstanding during the periods indicated; therefore, the ratio of earnings to combined fixed charges and preference security dividends is the same as the ratio of earnings to fixed charges for Generation.

ComEd

The following are ComEd’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,					Three Months Ended
	2009	2010	2011	2012	2013	March 31, 2014
Ratio of earnings to fixed charges	2.9	2.8	3.0	3.0	1.7	3.0

ComEd had no preference securities outstanding during the periods indicated; therefore, the ratio of earnings to combined fixed charges and preference security dividends is the same as the ratio of earnings to fixed charges for ComEd.

PECO

The following are PECO’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,					Three Months Ended
	2009	2010	2011	2012	2013	March 31, 2014
Ratio of earnings to fixed charges	3.7	3.3	4.7	4.9	5.6	5.1

The following are PECO’s consolidated ratios of earnings to combined fixed charges and preference security dividends for each of the periods indicated:

	Years Ended December 31,
	2009	2010	2011	2012	2013
Ratio of earnings to combined fixed charges and preferred stock dividends	3.6	3.2	4.5	4.7	5.2

On May 1, 2013, PECO redeemed all of its outstanding preferred securities; therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges for PECO for the three months ended March 31, 2014.

BGE

The following are BGE’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,					Three Months Ended
	2009	2010	2011	2012	2013	March 31, 2014
Ratio of earnings to fixed charges	2.0	2.7	2.4	1.0	3.6	5.8

The following are BGE’s consolidated ratios of earnings to combined fixed charges and preference stock dividends for each of the periods indicated:

	Years Ended December 31,						Three Months Ended
	2009	2010	2011	2012		2013	March 31, 2014
Ratio of earnings to combined fixed charges and preference stock dividends	1.7	2.4	2.1	(a	)	3.1	5.0

(a)	The ratio coverage was less than 1:1. BGE required additional earnings of $14 million in order to achieve a coverage ratio of 1:1.

DESCRIPTION OF SECURITIES

Each time one of the registrants sells securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

PLAN OF DISTRIBUTION

We may sell the Securities offered (a) through agents; (b) by underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale.

In some cases we may also repurchase the Securities and reoffer them to the public by one or more of the methods described above.

This prospectus may be used in connection with any offering of securities through any of these methods or other methods described in the applicable prospectus supplement.

Any underwriter or agent involved in the offer and sale of the Securities will be named in the applicable prospectus supplement.

By Agents

Offered securities may be sold on a one time or a continuing basis by agents designated by the applicable registrant. The agents will use their reasonable efforts to solicit purchases for the period of their appointment under the terms of an agency agreement between the agents and the applicable issuer.

By Underwriters or Dealers

If underwriters are used in the sale, the underwriters may be designated by the applicable registrant or selected through a bidding process. The securities will be acquired by the underwriters for their own account. The underwriters may resell the Securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The obligations of the underwriters to purchase the Securities will be subject to certain conditions. The underwriters will be obligated to purchase all the Securities of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Only underwriters named in the applicable prospectus supplement are deemed to be underwriters in connection with the Securities offered hereby.

If dealers are utilized in the sale of the Securities, the applicable registrant will sell the Securities to the dealers as principals. The dealers may then resell the Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the applicable prospectus supplement.

Direct Sales

We may also sell Securities directly to the public. In this case, no underwriters or agents would be involved.

General Information

We may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase Securities from us at the public offering price pursuant to delayed delivery contracts providing for payment and delivery on a later date or dates, all as described in the applicable prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate amount of the Securities shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Such institutions may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to our approval. The delayed delivery contracts will not be subject to any conditions except:

•	the purchase by an institution of the Securities covered by its delayed delivery contract shall not, at any time of delivery, be prohibited under the laws of any jurisdiction in the United States to which such delayed delivery contract is subject; and

•	if the Securities are being sold to underwriters, we shall have sold to those underwriters the total amount of the Securities less the amount thereof covered by the delayed delivery contracts. The underwriters will not have any responsibility in respect of the validity or performance of the delayed delivery contracts.

Unless otherwise specified in the related prospectus supplement, each series of the Securities will be a new issue with no established trading market, other than the common stock. Any common stock sold pursuant to a prospectus supplement or issuable upon conversion of another offered Security will be listed on the New York Stock Exchange, subject to official notice of issuance. We may elect to list any of the other securities on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the Securities, but no underwriter will be obligated to do so and any underwriter may discontinue any market making at any time without notice. We cannot predict the activity of trading in, or liquidity of, our Securities.

In connection with sales by an agent or in an underwritten offering, the SEC rules permit the underwriters or agents to engage in transactions that stabilize the price of the Securities. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters or agents of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Securities while an offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased Securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Securities. As a result, the price of the Securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the Securities are listed on that exchange or admitted for trading on that automated quotation system, in the over-the-counter market or otherwise.

We may from time to time, without the consent of the existing Security holders, create and issue further Securities having the same terms and conditions as the Securities being offered hereby in all respects, except for issue date, issue price and if applicable, the first payment of interest or dividends therein or other terms as noted in the applicable prospectus supplement. Additional Securities issued in this manner will be consolidated with, and will form a single series with, the previously outstanding securities.

Underwriters, dealers and agents that participate in the distribution of the Securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the Securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries or affiliates in the ordinary course of their businesses.

LEGAL MATTERS

Ballard Spahr LLP, Philadelphia, Pennsylvania, will render an opinion as to the validity of the Securities for us.

Winston & Strawn LLP, Chicago, Illinois, will render an opinion as to the validity of the Securities for any underwriters, dealers, purchasers or agents. Winston  & Strawn LLP provides legal services to Exelon and its subsidiaries from time to time.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Exelon, Generation, ComEd, PECO and BGE incorporated in this prospectus by reference to the combined Annual Reports on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Exelon, Generation, ComEd, PECO and BGE each file reports and other information with the SEC. The public may read and copy any reports or other information that we file with the SEC at the SEC’s public reference room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. These documents are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning Exelon may also be inspected at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005. You may also obtain a copy of the registration statement at no cost by writing us at the following address:

Exelon Corporation

Attn: Investor Relations

10 South Dearborn Street—52nd Floor

P.O. Box 805398

Chicago, IL 60680-5398

This prospectus is one part of a registration statement filed on Form S-3 with the SEC under the Securities Act of 1933, as amended, known as the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information concerning us and the Securities, you should read the entire registration statement, including this prospectus and any related prospectus supplements, and the additional information described under the sub-heading “Documents Incorporated By Reference” below. The registration statement has been filed electronically and may be obtained in any manner listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

Information about us is also available on Exelon’s web site at http://www.exeloncorp.com. The information on Exelon’s web site is not incorporated into this prospectus by reference, and you should not consider it a part of this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that we can disclose important information to you by referring you to the documents we file with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This incorporation by reference does not include documents that are furnished but not filed with the SEC. We incorporate by reference the documents listed below and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (known as the Exchange Act) but prior to the termination of any offering of securities made by this prospectus:

Exelon Corporation (Exchange Act File No. 1-16169)

•	Exelon’s Annual Report on Form 10-K for the year ended December 31, 2013;

•	Exelon’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014;

•	The description of Exelon’s common stock contained in the registration statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended, including any amendment thereto or report filed for the purpose of updating such description; and

•	Exelon’s Current Reports on Form 8-K filed with the SEC on February 12, 2014, February 13, 2014, February 28, 2014, April 1, 2014, April 30, 2014 and May 7, 2014.

Exelon Generation Company, LLC (Exchange Act File No. 333-85496)

•	Generation’s Annual Report on Form 10-K for the year ended December 31, 2013;

•	Generation’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014; and

•	Generation’s Current Reports on Form 8-K filed with the SEC on February 12, 2014 and April 1, 2014.

Commonwealth Edison Company (Exchange Act File No. 1-1839)

•	ComEd’s Annual Report on Form 10-K for the year ended December 31, 2013;

•	ComEd’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014; and

•	ComEd’s Current Reports on Form 8-K filed with the SEC on January 10, 2014 and February 28, 2014.

PECO Energy Company (Exchange Act File No. 000-16844)

•	PECO’s Annual Report on Form 10-K for the year ended December 31, 2013; and

•	PECO’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014.

Baltimore Gas and Electric Company (Exchange Act File No. 1-1910)

•	BGE’s Annual Report on Form 10-K for the year ended December 31, 2013;

•	BGE’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014; and

•	BGE’s Current Reports on Form 8-K filed with the SEC on February 13, 2014 and May 16, 2014.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written or oral requests for copies should be directed to Exelon Corporation, Attn: Investor Relations, 10 South Dearborn Street, 52nd Floor, P.O. Box 805398, Chicago, IL 60680-5398, 312-394-2345.

Any statement contained in this prospectus, or in a document all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any supplement or any document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment, which indicates that all of a class of securities offered hereby have been sold or which deregisters all of a class of securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of filing of such documents.

$1,150,000,000

Exelon Corporation

% Junior Subordinated Notes due 2022

PROSPECTUS SUPPLEMENT

Joint Book-Running Remarketing Agents

BofA Merrill Lynch

Citigroup

Goldman, Sachs & Co.

Credit Agricole CIB

Credit Suisse

PNC Capital Markets LLC

Senior Co-Managing Remarketing Agent

Loop Capital Markets

            , 2017